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                             HOMESIDE LENDING, INC.
    EXHIBIT 12.1(a) - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the three months ended May 31, 1997, the period from March 16, 1996 (start of operations) to May 31, 1996 and the three months ended February 28, 1997. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.


                                        For the period       For the period      For the period
                                      three months ended     March 16, 1996    three months ended
                                         May 31, 1997       to May 31, 1996     February 28, 1997
                                      ------------------    ---------------    ------------------


Earnings before income taxes                $33,273            $13,478               $28,854
                                      -----------------------------------------------------------

Interest expense                             18,062             12,592                20,417

Interest portion of rental expense              322                259                   476
                                      -----------------------------------------------------------

Fixed charges                                18,384             12,851                20,893
                                      -----------------------------------------------------------

Earnings before fixed charges                51,657             26,329                49,747
                                      -----------------------------------------------------------


Fixed Charges:
--------------

Interest expense                             18,062             12,592                20,417

Interest portion of rental expense              322                259                   476
                                      -----------------------------------------------------------

Fixed charges                               $18,384            $12,851               $20,893
                                      -----------------------------------------------------------

                                      -----------------------------------------------------------
Ratio of earnings to fixed charges          $  2.81            $  2.05               $  2.38
                                      ===========================================================